Exhibit 16.2

43/F, AIA Tower, 183 Electric Road, North Point, Hong Kong Tel: (852) 3905 3280 www.kdcpaco.com

July 21, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by SuperX AI Technology Limited (the “Company”) under the heading “Change in Independent Registered Public Accounting Firm” in the Company’s Report of Foreign Private Issuer on Form 6-K dated July 21, 2026, which we understand will be furnished to the Securities and Exchange Commission, and with which we were provided in advance of its furnishing. We agree with the statements made therein insofar as they relate to our firm, including the statements concerning our dismissal as the Company’s independent registered public accounting firm, our reports on the Company’s consolidated financial statements for the fiscal years ended June 30, 2025 and 2024, and the absence of disagreements and reportable events during those fiscal years and the subsequent interim period through the date of our dismissal.

We are not in a position to agree or disagree with the statements made by the Company relating to the appointment of, or the Company’s consultations with, HTL International, LLC.

KD& Co.

Hong Kong